SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. _______)

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LSB FINANCIAL CORP.

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101 Main Street
Lafayette, Indiana 47901

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held On April 19, 2006

NOTICE IS HEREBY GIVEN THAT the Annual Meeting of Shareholders of LSB Financial Corp. will be held at the LSB Building located at 22 N. Second Street, Lafayette, Indiana, on Wednesday, April 19, 2006, at 9:00 a.m. local time. Parking is available at the building. At the annual meeting, shareholders will be asked to consider and vote on the following proposals:

1.	Election of Directors. Election of four directors, each with a term of three years; and

2.	Other Business. Such other matters as may properly come before the meeting or any adjournment or postponement thereof.

The record date for the annual meeting is February 24, 2006. Only shareholders of record at the close of business on that date are entitled to notice of and to vote at the annual meeting or any adjournment or postponement thereof. Your Board of Directors recommends that you vote “FOR” each of the proposals.

A proxy card and proxy statement for the annual meeting are enclosed. Whether or not you plan to attend the annual meeting, please take the time to vote by signing, dating and mailing the enclosed proxy card which is solicited on behalf of the Board of Directors. The proxy will not be used if you attend and vote at the annual meeting in person. Regardless of the number of shares you own, your vote is very important. Please act today.

A copy of our Annual Report for 2005 is enclosed. The Annual Report is not a part of the proxy soliciting material enclosed with this Notice.

Thank you for your continued interest and support.

By Order of the Board of Directors
Randolph F. Williams
President and Chief Executive Officer

Lafayette, Indiana
March 18, 2006

IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE US THE EXPENSE OF FURTHER REQUESTS FOR PROXIES TO ENSURE A QUORUM AT THE ANNUAL MEETING. A PRE-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

LSB FINANCIAL CORP.
101 Main Street
Lafayette, Indiana 47901
(765) 742-1064

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
To Be Held On April 19, 2006

INTRODUCTION

The LSB Financial Corp. Board of Directors is using this proxy statement to solicit proxies from the holders of common stock of LSB Financial Corp. for use at the Company’s Annual Meeting of Shareholders. This proxy statement and the enclosed form of proxy are first being mailed to our shareholders on or about March 18, 2006. LSB Financial Corp. is referred to in this proxy statement as “LSB Financial” or the “Company.”

Certain of the information provided herein relates to Lafayette Savings Bank, FSB, the principal operating and wholly-owned subsidiary of LSB Financial. Lafayette Savings Bank, FSB is referred to in this proxy statement as “Lafayette Savings.”

INFORMATION ABOUT THE ANNUAL MEETING

Time and Place of the Annual Meeting

Our annual meeting will be held as follows:
Date:	April 19, 2006
Time:	9:00 a.m., local time
Place:	LSB Building 22 N. Second Street Lafayette, Indiana

Matters to be Considered at the Annual Meeting

At the annual meeting, shareholders of LSB Financial are being asked to consider and vote upon the election of four directors, each with a term of three years. The shareholders also will transact any other business that may properly come before the annual meeting. As of the date of this proxy statement, we are not aware of any other business to be presented for consideration at the annual meeting other than the matters described in this proxy statement.

A quorum must be present at the meeting for any business to be conducted. The presence at the meeting, in person or by proxy, of the holders of over one-third of the outstanding shares of common stock of the Company on the record date will constitute a quorum. In determining whether a quorum is present, shareholders who abstain, cast broker non-votes, or withhold authority to vote on one or more director nominees will be deemed present at the Annual Meeting.

Your Voting Rights

We have fixed the close of business on February 24, 2006, as the record date for the annual meeting (“Voting Record Date”). Only shareholders of record of LSB Financial common stock at the close of business on that date are entitled to notice of and to vote at the annual meeting. You are entitled to one vote for each share of LSB Financial common stock you own. On the Voting Record Date, 1,547,806 shares of LSB Financial common stock were outstanding and entitled to vote at the annual meeting.

If you are the beneficial owner of shares held in “street name” by a broker, bank or other nominee, your nominee, as the record holder of the shares, is required to vote the shares in accordance with your instructions. If you do not give instructions to your nominee, your nominee will nevertheless be entitled to vote the shares with respect to “discretionary” items, but will not be permitted to vote your shares with respect to “non-discretionary” items.  In the case of non-discretionary items, the shares will be treated as “broker non-votes.” Under the Nasdaq Stock Market rules, the election of directors is considered a “discretionary” item and, therefore, your nominee may vote your shares without instructions from you.

We maintain an Employee Stock Ownership Plan (“ESOP”) which owns approximately 7.2% of LSB Financial common stock. Employees of LSB Financial and Lafayette Savings participate in the ESOP. Each ESOP participant instructs the trustee of the plan how to vote the shares of LSB Financial common stock allocated to his or her account under the ESOP. If an ESOP participant properly executes the voting instruction card distributed by the ESOP trustee, the ESOP trustee will vote such participant’s shares in accordance with the shareholder’s instructions. Where properly executed voting instruction cards are returned to the ESOP trustee with no specific instruction as how to vote at the annual meeting, the trustee will vote the shares “FOR” the election of each of management’s director nominees. In the event the ESOP participant fails to give timely voting instructions to the trustee with respect to the voting of the common stock that is allocated to his or her ESOP account, the ESOP trustee shall vote such shares “FOR” each of management’s director nominees. The ESOP trustee will vote the shares of LSB Financial common stock held in the ESOP but not allocated to any participant’s account in the same proportion as directed by the ESOP participants who direct the trustee as to the manner of voting their allocated shares in the ESOP with respect to each such proposal.

Vote Required to Approve the Proposals

Directors are elected by a plurality of the votes cast, in person or by proxy, at the annual meeting by holders of LSB Financial common stock. This means that the four director nominees with the most affirmative votes will be elected to fill the available seats. If you vote “withheld” with respect to the election of one or more director nominees, your shares will not be voted with respect to the person or persons indicated, although they will be counted for the purposes of determining whether there is a quorum.

The LSB Financial Board of Directors unanimously recommends that you vote “FOR” election of each of management’s director nominees.

How to Vote at the Annual Meeting

You may vote in person at the annual meeting or by proxy. To ensure your representation at the annual meeting, we recommend you vote by proxy even if you plan to attend the annual meeting. If you plan to attend the annual meeting and wish to vote in person, we will give you a ballot at the annual meeting. However, if your shares are held in the name of your broker, bank or other nominee, you will need to obtain a proxy from the nominee that holds your shares indicating that you were the beneficial owner of LSB Financial common stock on the Voting Record Date. See “How to Revoke Your Proxy” below.

If you properly give your proxy and submit it to us in time to vote, the persons named as your proxy will vote your shares as you have directed. If you submit your proxy but do not make a specific choice as to how to vote, your proxy will follow the LSB Financial Board’s recommendation and vote your shares “FOR” the election of each of management’s director nominees. Voting instructions are included on your proxy card. If your shares are registered in the name of a broker, bank or other nominee, you should follow the instructions set forth on the voting instruction form provided to you.

The persons named in the proxy will have the discretion to vote on any other business properly presented for consideration at the annual meeting in accordance with their best judgment. We are not aware of any other matters to be presented at the shareholders’ annual meeting other than those described in the Notice of Annual Meeting of Shareholders accompanying this document.

You may receive more than one proxy card depending on how your shares are held. For example, you may hold some of your shares individually, some jointly with your spouse and some in trust for your children — in which case you will receive three separate proxy cards to vote. Please sign, date and return each proxy card to us in the enclosed pre-addressed envelope.

How to Revoke or Change Your Proxy

You may revoke your proxy and change your vote at any time before the polls close at the meeting:
•	by signing and submitting a new proxy with a later date,
•	by notifying the Secretary of LSB Financial in writing that you would like to revoke your proxy, or
•	by voting in person at the annual meeting.

If you have instructed a broker, bank or other nominee to vote your shares, you must follow the directions received from your nominee to change those instructions.

Proxy Solicitation Costs

We will pay our own costs of soliciting proxies. In addition to this mailing, our directors, officers and employees may also solicit proxies personally, electronically or by telephone. We will also reimburse brokers and other nominees for their expenses in sending these materials to you and obtaining your voting instructions.

SHARE OWNERSHIP OF LSB FINANCIAL COMMON STOCK

Stock Ownership of Significant Shareholders

The following table presents information regarding the beneficial ownership of LSB Financial common stock as of the Voting Record Date, by those persons or entities (or group of affiliated persons or entities) known by management to beneficially own more than five percent of the outstanding common stock of LSB Financial. A 5% stock dividend of the Company was paid to shareholders of record on October 7, 2005. All share figures and stock option or share prices set forth in this proxy statement have been adjusted to reflect that stock dividend. The persons named in this table have sole voting and investment power for all shares of common stock shown as beneficially owned by them, except as indicated in the footnotes to this table. The address of each of the beneficial owners, except where otherwise indicated, is the same address as LSB Financial.

5% Beneficial Owners	Shares Beneficially Owned (1)		Percent of Class

First Bankers Trust Services, Inc., Trustee of the LSB
Financial Corp. Employee Stock Ownership Plan
2321 Kochs Lane
Quincy, Illinois 62305	112,213	(2)	7.2%

John C. Shen, Advisory Director (3)
c/o Lafayette Savings Bank, FSB
101 Main Street
Lafayette, Indiana 47901	79,661		5.1%

Morris Propp
366 Eagle Drive
Jupiter, Florida 33477	79,620	(4)	5.1%

(1)
The information in this chart is based on Schedule 13D or 13G Report(s) filed by the above-listed persons with the Securities and Exchange Commission (the “SEC”) containing information concerning shares held by them. It does not reflect any changes in those shareholdings which may have occurred since the date of such filings or the date such information was obtained.

(2)
Represents shares held by the Company’s Employee Stock Ownership Plan (the “ESOP”), 93,301 shares of which have been allocated to accounts of participants. Pursuant to the terms of the ESOP, each ESOP participant has the right to direct the voting of shares of common stock allocated to his or her account. First Bankers Trust Services, Inc., Quincy, Illinois, as the trustee of the ESOP, may be deemed to own beneficially the shares held by the ESOP which have not been allocated to the accounts of participants.

(3)	Mr. Shen was appointed as an advisory board member upon his retirement from the Company’s board of directors on April 18, 2001.
(4)	Mr. Propp shares voting and investment power with his mother with respect to 18,375 of these shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than 10% of LSB Financial’s common stock to report their initial ownership of the Company’s common stock and any subsequent changes in that ownership to the SEC. Specific due dates for these reports have been established by the SEC and the Company is required to disclose in this proxy statement any late filings or failures to file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required during the fiscal year ended December 31, 2005, all Section 16(a) filing requirements applicable to the Company’s executive officers, directors and greater than 10% beneficial owners were complied with.

PROPOSAL I - ELECTION OF DIRECTORS

Our Board of Directors currently consists of 10 members. Approximately one-third of the directors are elected annually to serve for a three-year period or until their respective successors are elected and qualified. If any director nominee is unable to serve before the election, your proxy authorizes us to vote for a replacement nominee if our Board of Directors names one. Each nominee has consented to being named in this proxy statement and has agreed to serve if elected. At this time, we are not aware of any reason why a nominee might be unable to serve if elected.

The table below sets forth information regarding our Board of Directors, including their age, term of office, and the number and percent of shares of common stock beneficially owned by such person on the Voting Record Date. The table also sets forth the number of shares of common stock beneficially owned by directors and executive officers of the Company as a group. Unless otherwise indicated, each nominee has sole investment and/or voting power with respect to the shares shown as beneficially owned by him or her. Except as disclosed in this proxy statement, there are no arrangements or understandings between any nominee and any other person pursuant to which such nominee was selected. The Board of Directors recommends you vote “FOR” each of the director nominees.

Name	Age	Position(s) Held	Director Since (1)	Term of Office Expires	Common Stock Beneficially Owned as of February 24, 2006 (2)		Percentage of Class

Director Nominees
James A. Andrew	56	Director	1978	2009	42,573	(3)	2.8%
Kenneth P. Burns	61	Director	2002	2009	3,492	(4)	.23%
Philip W. Kemmer	62	Director	1985	2009	3,677		.24%
Randolph F. Williams	57	President, Chief Executive Officer and Director	2001	2009	27,313	(5)	1.8%

Directors Remaining in Office
Mary Jo David	56	Vice President, Chief Financial Officer, Secretary and Director	1999	2008	23,269	(6)	1.5%
Harry A. Dunwoody	59	Senior Vice President and Director	1993	2007	28,626	(7)	1.8%
Thomas R. McCully	65	Director	1999	2008	22,396	(8)	1.4%
Mariellen M. Neudeck	64	Chairman of the Board	1986	2007	25,656		1.7%
Peter Neisel	67	Director	1990	2008	25,705	(9)	1.7%
Jeffrey A. Poxon	59	Director	1992	2008	26,177		1.7%
All directors and executive officers, as a group (10 persons)					228,884	(10)	14.6%

(1)	Includes service as a director of Lafayette Savings.
(2)
Includes shares held directly, as well as shares held jointly with family members, shares held in retirement accounts, held in a fiduciary capacity, held by certain of the group members’ families, or held by trusts of which the group member is a trustee or beneficiary, with respect to which shares the group member may be deemed to have sole or shared voting and/or investment powers.

(3)
Includes 13,675 shares held jointly by Mr. Andrew and his spouse, 912 held in a family trust, 2,552 shares held by Mr. Andrew’s spouse, and 1,222 shares owned by a child living at home with Mr. Andrew.

(4)
Excludes 2,481 shares subject to options which are not exercisable within 60 days of the Voting Record Date. Excludes 1,655 shares subject to stock options which are not exercisable within 60 days of the Voting Record Date.

(5)
Includes 2,205 shares held under the Company’s Recognition and Retention Plan (“RRP”), 10,311 shares subject to stock options exercisable within 60 days of the Voting Record Date, and 2,779 shares held in the ESOP as of December 31, 2005. Excludes 7,067 shares subject to stock options which are not exercisable within 60 days of the Voting Record Date.

(6)
Includes 442 shares subject to stock options exercisable within 60 days of the Voting Record Date and 7,884 shares held in the ESOP as of December 31, 2005. Excludes 661 shares subject to stock options which are not exercisable within 60 days of the Voting Record Date.

(7)
Includes 1,823 shares held jointly by Mr. Dunwoody and his spouse, 8,372 shares held in the ESOP as of December 31, 2005, and 442 shares subject to stock options exercisable within 60 days of the Voting Record Date. Excludes 661 shares subject to stock options which are not exercisable within 60 days of the Voting Record Date.

(8)	Includes 13,674 shares held by Mr. McCully’s spouse.
(9)	Includes 18,334 shares held jointly by Mr. Neisel and his spouse.
(10)
Includes 2,205 shares held in the Company’s RRP, 17,811 shares subject to stock options exercisable within 60 days of the Voting Record Date, and 19,035 shares held in the ESOP as of December 31, 2005. Excludes 10,044 shares subject to stock options which are not exercisable within 60 days of the Voting Record Date.

The principal occupation of each director of LSB Financial and each of the nominees for director is set forth below. All directors and nominees have held their present position for at least five years unless otherwise indicated.

James A. Andrew. Mr. Andrew is President and owner of Henry Poor Lumber Co. and Homeworks, retailers of building materials. He is also involved in residential and commercial land development.

Kenneth P. Burns. Mr. Burns served as Executive Vice President and the Treasurer of Purdue University prior to his retirement on August 31, 2004.

Philip W. Kemmer. Mr. Kemmer is currently employed by Greater Lafayette Public Transportation Corporation. Formerly he served as Transportation Supervisor for the Lafayette School Corp. until his retirement from that position in July 2003. Prior to joining the Lafayette School Corp., Mr. Kemmer was the business administrator for the First Assembly of God Church from July 1995 through December 1999.

Randolph F. Williams.  Mr. Williams is President and Chief Executive Officer of LSB Financial and its wholly-owned subsidiary, Lafayette Savings. Mr. Williams was appointed to the Board of Directors of LSB Financial in September 2001. He was appointed President of LSB Financial in September 2001 and Chief Executive Officer in January 2002. Mr. Williams served as the President and Chief Operating Officer of Delaware Place Bank in Chicago, Illinois from 1996 until joining LSB Financial. Mr. Williams has over 25 years of banking-related experience.

Mary Jo David. Ms. David is Vice-President, Chief Financial Officer and Secretary of LSB Financial and Lafayette Savings. She has held these positions with the Company since its formation in 1994 and with Lafayette Savings since 1992.

Harry A. Dunwoody. Mr. Dunwoody has served as Senior Vice President of Lafayette Savings since 1989 and was elected as a Director of the bank in 1993. He has held the same positions with the Company since its formation in 1994. He is responsible for residential and consumer lending originations for the bank.

Thomas R. McCully. Mr. McCully is a partner in the law firm of Stuart & Branigin LLP and has worked there since 1966.

Mariellen M. Neudeck. Ms. Neudeck, retired as of June 30, 2001, was a Vice President of Greater Lafayette Health Services, Inc. where she was responsible for 16 professional services departments operating in two hospitals. She was elected as Chairman of the Board of Lafayette Savings in 1993 and of LSB Financial in 1994.

Peter Neisel. Mr. Neisel, retired as of December 31, 2002, was the owner, President and Chief Executive Officer of Schwab Corp., a manufacturer and seller of office equipment.

Jeffrey A. Poxon. Mr. Poxon is the Senior Vice President-Investments and Chief Investment Officer of The Lafayette Life Insurance Company.

BOARD MEETINGS, BOARD COMMITTEES AND
CORPORATE GOVERNANCE MATTERS

Meetings of the Board of Directors of LSB Financial are generally held on a monthly basis. During 2005, the LSB Financial Board of Directors had 12 board meetings. Each director attended at least 75% of each of the LSB Financial Board meetings and any committees on which he or she served during fiscal 2005. In addition, all of our Board members are expected to attend the Company’s annual meeting of shareholders, although the Company does not have any written policy as to Board members’ attendance at the annual meeting of shareholders. Last year’s annual meeting of shareholders was attended by all of the 10 members of the Board of Directors at the time of that meeting.

The Board of Directors has determined that seven of its ten directors are “independent directors” as that term is defined in the National Association of Securities Dealers, Inc. (“NASD”) listing standards. The independent directors are as follows: Mariellen M. Neudeck, James A. Andrew, Kenneth P. Burns, Philip W. Kemmer, Thomas R. McCully, Peter Neisel and Jeffrey A. Poxon. Shareholders may communicate with any of our directors by sending written communications to the Company, addressed to the individual director.

During 2005, the Board of Directors of LSB Financial had a standing audit committee, compensation committee and nominating committee. All committee members are appointed by the Board of Directors. The Board of Directors also adopted a written charter for each of these committees, as well as a written code of ethics that applies to all of our directors, officers and employees. Our nominating committee charter is available at LSB Financial’s website at lsbank.com. You may obtain a copy of the other charters free of charge by writing to our Corporate Secretary at LSB Financial Corp., 101 Main Street, Lafayette, Indiana 47901, or by calling (765) 742-1064.

The members of the Company’s standing committees are as follows:

Audit Committee	Compensation Committee	Nominating Committee
Peter Neisel (Chairman)	James A. Andrew (Chairman)	Thomas R. McCully (Chairman)
Kenneth P. Burns	Peter Neisel	James A. Andrew
Mariellen M. Neudeck	Mariellen M. Neudeck	Mariellen M. Neudeck
Jeffrey A. Poxon	Jeffrey A. Poxon	Jeffrey A. Poxon

All of these committee members meet the standards for independence for audit, compensation and nominating committee members set forth in the listing standards of the NASD.

Audit Committee. The Audit Committee of LSB Financial operates under a written charter adopted by the full Board of Directors. The Board of Directors has determined that Kenneth P. Burns is an “audit committee financial expert” as defined in Item 401(e) of Regulation S-B of the Securities Exchange Act of 1934. The Audit Committee met four times during 2005. The primary responsibilities of the Audit Committee are as follows:

•
review the results of the annual audit and quarterly reviews and discuss financial information for the purpose of giving added assurance that the information is accurate and timely and that it includes all appropriate financial statement disclosures;

•	select, evaluate and, if necessary, replace the independent auditors;

•	monitor the design and maintenance of the Company’s system of disclosure controls and internal accounting controls;

•
review the results of internal and external audits as to the reliability and integrity of financial and operating information and the systems established to monitor compliance with the Company’s policies, plans and procedures and with laws and regulations;

•	oversee the entire audit function, both internal and independent;

•	provide an effective communication link between the auditors (internal and independent) and the Board of Directors;

•	approve non-audit and audit services to be performed by the independent auditors;

•	review and approve all related party transactions for potential conflict of interest situations; and

•	review and assess the adequacy of the Audit Committee charter on an annual basis.

Compensation Committee. The Compensation Committee administers our stock option and incentive plan and our recognition and retention plan, sets the compensation of executive officers and reviews overall compensation policies for LSB Financial. During fiscal 2005, the Compensation Committee met three times. The primary functions of the Compensation Committee of the Company are as follows:

•	make salary and bonus recommendations, administer our stock option and incentive plan and restricted stock plan, and determine terms and conditions of employment of our officers;

•	oversee the administration of our employee benefit plans covering employees generally; and

•	make recommendations to the Board of Directors with respect to our compensation policies.

Nominating Committee. The Nominating Committee is responsible for recommending director candidates to serve on the Board of Directors. The Board of Directors will also consider director candidates proposed by shareholders who comply with the procedures set forth in the Company’s bylaws. Final approval of director nominees is determined by the full Board, based on the recommendation of the Nominating Committee. The Nominating Committee has the following responsibilities:

•	recommend to the Board the appropriate size of the Board and assist in identifying, interviewing and recruiting candidates for the Board;

•
recommend candidates (including incumbents) for election and appointment to the Board of Directors, subject to the provisions set forth in the Company’s articles of incorporation and bylaws relating to the nomination or appointment of directors, based on the following criteria: business experience, education, integrity and reputation, independence, conflicts of interest, diversity, age, number of other directorships and commitments (including charitable obligations), tenure on the Board, attendance at Board and committee meetings, stock ownership, specialized knowledge (such as an understanding of banking, accounting, marketing, finance, regulation and public policy) and a commitment to the Company’s communities and shared values, as well as overall experience in the context of the needs of the Board as a whole;

•
review nominations submitted by shareholders, which have been addressed to the Corporate Secretary, and which comply with the requirements of the Company’s articles of incorporation and bylaws. Nominations from shareholders will be considered and evaluated using the same criteria as all other nominations;

•	annually recommend to the Board committee assignments and committee chairs on all committees of the Board, and recommend committee members to fill vacancies on committees as necessary; and

•	perform any other duties or responsibilities expressly delegated to the Committee by the Board.

Nominations, other than those made by the Nominating Committee, must be made pursuant to timely notice in writing to the Corporate Secretary as set forth in Article I, Section 1.07(c) of the Company’s bylaws. In general, to be timely, a shareholder’s notice must be received by the Company not less than 90 days prior to the date of the scheduled annual meeting; however, if less than 100 days’ notice of the date of the scheduled annual meeting is given by the Company, the shareholder has until the close of business on the tenth day following the day on which notice of the date of the scheduled annual meeting was made. The shareholder’s notice must include the information set forth in Article I, Section 1.07(c) of the Company’s bylaws, which includes the following:

•
as to each person whom a shareholder proposes to nominate for election as a director, all information relating to the proposed nominee that is required to be disclosed in the solicitation of proxies for election as directors or is otherwise required pursuant to Regulation 14A under the Securities Exchange Act of 1934.

•	as to the shareholder giving the notice:

(1)	name and address of the shareholder as they appear on the Company’s books; and

(2)	number of shares of the Company’s common stock beneficially owned by the shareholder.

In addition, in order to qualify to stand for election or to continue to serve as a director of the Company, the director or director nominee must be domiciled in, have a principal residence in, or have his or her primary place of business located in, any county in which the Company or any of its subsidiaries has an office.

The foregoing description is a summary of the Company’s nominating process. Any shareholder wishing to propose a director candidate to the Company should review and must comply in full with the procedures set forth in the Company’s articles of incorporation and bylaws, and Indiana law.

The Nominating Committee met one time with respect to the selection of director nominees.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Company’s Board of Directors was comprised during fiscal 2005 of Messrs. Andrew, Neisel, Poxon and Ms. Neudeck. The Committee makes salary and bonus recommendations for our employees, administers our stock option and incentive plan and recognition and retention plan, determines the terms and conditions of employment of our officers, oversees the administration of our employee benefit plans and makes recommendations to our Board of Directors with respect to our compensation policies. All decisions by the Compensation Committee relating to salaries of the Company’s executive officers are approved by the full Board of Directors of the Company. In fiscal 2005, there were no modifications to Compensation Committee actions and recommendations made by the full Board of Directors. In approving the salaries of executive officers, the Committee has access to and reviews compensation data for comparable financial institutions in the Midwest. Moreover, from time to time the Compensation Committee reviews information provided to it by independent compensation consultants in making its decisions.

The objectives of the Compensation Committee with respect to executive compensation are the following:

(1)
provide compensation opportunities comparable to those offered by other similarly situated financial institutions in order to be able to attract and retain talented executives who are critical to the Company’s long-term success;

(2)	reward executive officers based upon their ability to achieve short-term and long-term strategic goals and objectives and to enhance shareholder value; and

(3)
align the interests of the executive officers with the long-term interests of shareholders by granting stock options which will become more valuable to the executives as the value of the Company’s shares increases.

At present, the Company’s executive compensation program is comprised of base salary and annual incentive bonuses. The stock option and incentive plan and the recognition and retention plan provide long-term incentive bonuses in the form of stock options and awards of common stock. Reasonable base salaries are awarded based on salaries paid by comparable financial institutions, particularly in the Midwest, and individual performance. The annual incentive bonuses are tied to the Company’s performance in the areas of growth, profit, quality, and productivity as they relate to earnings per share and return on equity for the current fiscal year, and it is expected that stock options will have a direct relation to the long-term enhancement of shareholder value. In years in which the performance goals of the Company are met or exceeded, executive compensation tends to be higher than in years in which performance is below expectations.

Base Salary. Base salary levels of the Company’s executive officers are intended to be comparable to those offered by similar financial institutions in the Midwest. In determining base salaries, the Compensation Committee also takes into account individual experience and performance.

Mr. Williams was the Company’s Chief Executive Officer during 2005. Mr. Williams received a base salary of $178,500 in 2004 and $186,000 in 2005.

Annual Incentive Bonuses. Under the Company’s Annual Incentive Plan, all qualifying employees of the Company receive a cash bonus for any fiscal year in which the Company achieves certain goals, as established by the Board of Directors, in the areas of growth, profit, quality and productivity as they relate to earnings per share and return on equity. Individual bonuses are equal to a percentage of the employee’s base salary, which percentage varies with the extent to which the Company exceeds these goals for the fiscal year and the individual accomplishes individual goals for the fiscal year.

The Company believes that this program provides an excellent link between the value created for shareholders and the incentives paid to executives, since executives may not receive bonuses unless the above-mentioned goals are achieved and since the level of those bonuses will increase with greater achievement of those goals.

Mr. William’s bonus for fiscal 2005 was $32,550 compared to $48,195 for fiscal 2004.

Stock Options. The Company’s stock option and incentive plan is intended to align executive and shareholder long-term interests by creating a strong and direct link between executive pay and shareholder return, and enabling executives to acquire a significant ownership position in the Company’s common stock. Stock options are granted at the prevailing market price and will only have a value to the executives if the stock price increases. The Compensation Committee has determined and will determine the number of option grants to make to executive officers based on the practices of comparable financial institutions as well as the executive’s level of responsibility and contributions to the Company.

In fiscal 2004, Mr. Williams received an award of stock options for 1,050 shares which vest over a five-year period, last ten years and have an option price of $23.583 per share. In fiscal 2005, Mr. Williams received an award of stock options for 5,250 shares which vest over a five-year period, last ten years and have an option price of $24.83 per share.

Recognition and Retention Plan. The recognition and retention plan is intended to provide directors and officers with an ownership interest in the Company in a manner designed to encourage them to continue their service with the Company. This gradual vesting of a director’s or officer’s interest in the shares awarded under the recognition and retention plan is intended to create a long-term incentive for the director or officer to continue his service with the Company. No awards under this plan were granted to Mr. Williams in 2004 or 2005.

Finally, the Committee notes that Section 162(m) of the Code, in certain circumstances, limits to $1 million the deductibility of compensation, including stock-based compensation, paid to top executives by public companies. None of the compensation paid to the executive officers named in the compensation table on page eight for fiscal 2005 exceeded the threshold for deductibility under section 162(m).

The Compensation Committee believes that linking executive compensation to corporate performance results in a better alignment of compensation with corporate goals and the interests of the Company’s shareholders. As performance goals are met or exceeded, most probably resulting in increased value to shareholders, executives are rewarded commensurately. The Committee believes that compensation levels during fiscal 2005 for executives and for the chief executive officer adequately reflect the Company’s compensation goals and policies.

Compensation Committee Members
James A. Andrew (Chairman)
Peter Neisel
Mariellen M. Neudeck
Jeffrey A. Poxon

Performance Graph

The following graph shows the performance of the Company’s common stock since December 31, 2000, in comparison to the NASDAQ Stock Market (U.S.) Index, and the NASDAQ Bank Index.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG LSB FINANCIAL CORP., THE NASDAQ STOCK MARKET (U.S.) INDEX
AND THE NASDAQ BANK INDEX

* $100 invested on 12/31/00 in stock or index-including reinvestment of dividends.
Fiscal Year Ending December 31

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee of the Board of Directors shall not be deemed to be soliciting material or to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report therein, and shall not otherwise be deemed filed under such Acts.

In fulfilling its oversight responsibility of reviewing the services performed by the Company’s independent auditors, the Audit Committee carefully reviews the policies and procedures for the engagement of the independent auditors. The Audit Committee also discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee also reviewed and discussed with the independent auditors the fees paid to the independent auditors; these fees are described under “Relationship With Independent Auditors” below.

The Company’s Chief Executive Officer and Chief Financial Officer also reviewed with the Audit Committee the certifications that each such officer will file with the SEC pursuant to the requirements of Sections 302 and 906 of the Sarbanes-Oxley Act of 2002. Management also reviewed with the Audit Committee the policies and procedures it has adopted to ensure the accuracy of such certifications.

As part of its oversight of the Company’s financial statements and in fulfilling its responsibilities:

•	The Audit Committee has reviewed and discussed with LSB Financial’s management the Company’s audited financial statements for the year ended December 31, 2005;

•
The Audit Committee has discussed with BKD, LLP, the independent auditors for LSB Financial, those matters required to be communicated to audit committees in accordance with Statement on Auditing Standards No. 61; and

•
The Audit Committee has received the written disclosures and the letter from BKD, LLP required by Independence Standards Board No. 1 disclosing the matters that, in the auditor’s judgment, may reasonably be thought to bear on the auditors’ independence from LSB Financial, and has discussed with the auditors their independence from the Company.

Based upon, and in reliance upon, the Audit Committee’s discussions with management and the independent auditors referred to above, the Audit Committee’s review of the representations of management and the report of the independent auditors, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 for filing with the SEC.

Submitted by the Audit Committee of LSB Financial Corp.’s Board of Directors:

Peter Neisel, Chairman      Kenneth P. Burns      Mariellen M. Neudeck      Jeffrey A. Poxon

RELATIONSHIP WITH INDEPENDENT AUDITORS

Change in Accountants

On August 19, 2004, the Company’s Audit Committee engaged the accounting firm of BKD, LLP to examine the consolidated financial statements of Lafayette Savings as of and for the year ended December 31, 2004, and advised the Company’s Board of Directors of this decision. Crowe Chizek and Company LLC (“Crowe Chizek”), which had acted as the independent public accountants for Lafayette Savings since 1994, was notified on August 19, 2004 of the Audit Committee’s decision to engage BKD, LLP.

The audit reports issued by BKD, LLP, with respect to the Company’s consolidated financial statements as of and for the year ended December 31, 2003, did not contain an adverse opinion or disclaimer of opinion, and were not qualified as to uncertainty, audit scope or accounting principles. During the year ended December 31, 2003 (and any subsequent interim period), there had been no disagreements between the Company and Crowe Chizek on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Crowe Chizek would have caused it to make a reference to the subject matter of the disagreement in connection with its audit report. Moreover, none of the events listed in Item 304(a)(1)(iv)(B) of Regulation S-B occurred during the year ended December 31, 2003, or any subsequent interim period.

Prior to its engagement, Crowe Chizek had not been consulted by the Company as to the application of accounting principles to a specific completed or contemplated transaction or the type of audit opinion that might be rendered on the Company’s financial statements.

Independent Auditing Firm Fees

BKD, LLP was the Company’s independent auditor for 2004 and 2005. The aggregate fees billed to the Company by BKD, LLP for the fiscal years ended December 31, 2004 and December 31, 2005 were as follows:

	Year Ended December 31,
	2005	2004

Audit Fees	$72,800	$67,430
Audit Related Fees	—	—
Tax Fees (1)	11,725	—
All Other Fees (2)	19,935	—

(1)	Primarily for tax compliance, tax advice and tax return preparation services.
(2)	Primarily for services related to information systems testing, ACH procedures and asset/liability testing procedures.

Pre-Approval of Audit and Non-Audit Services

Our Audit Committee pre-approves all audit and permissible non-audit services provided by our independent auditors. These services may include audit services, audit-related services, tax services and other services. Prior to engaging our independent auditors to render an audit or permissible non-audit service, the Audit Committee specifically approves the engagement of our independent auditors to render that service. Accordingly, we do not engage our independent auditors to render audit or permissible non-audit services pursuant to pre-approval policies or procedures or otherwise, unless the engagement to provide such services has been approved by the Audit Committee in advance. As such, the engagement of all of the services described in the categories above rendered by BKD, LLP in 2004 and 2005 were approved by the Audit Committee in advance of the rendering of those services.

COMPENSATION OF DIRECTORS

The members of the Boards of Directors of LSB Financial and Lafayette Savings are identical. Directors of LSB Financial are not compensated for service on the Company’s Board of Directors. Directors of Lafayette Savings, however, are compensated for service on the Lafayette Savings Board of Directors. During fiscal 2005, each non-employee director of Lafayette Savings received an annual retainer of $14,000, except for the Chairman of the Board, who received an annual retainer of $17,550. Directors who are also employees of Lafayette Savings did not receive any fees for their service on the Board or any Board committees.

Thomas R. McCully, a director of LSB Financial and Lafayette Savings, is a partner in the law firm of Stuart & Branigin LLP, which firm acts as counsel to Lafayette Savings from time to time. The legal fees received by the law firm from professional services rendered to Lafayette Savings during the year ended December 31, 2005 did not exceed five percent of the firm’s gross revenues.

The following table provides information relating to option exercises by directors of the Company (other than the Named Executive Officers whose option exercises are disclosed on page of this proxy statement) during the last fiscal year. Value realized upon exercise is the difference between the closing price on the Nasdaq Stock Market of the underlying stock on the exercise date and the exercise or base price of the option.

Name	Shares Acquired on Exercise (#)	Value Realized ($)

James A. Andrew	7,039	$129,341
Harry A. Dunwoody	7,705(1)	$143,062
Philip W. Kemmer	7,040	$114,385
Peter Neisel	7,039(2)	$116,270
Mariellen M. Neudeck	3,520	$55,797
Jeffrey A. Poxon	4,080	$67,273

(1)	Mr. Dunwoody exchanged 2,407 of his shares of Company common stock with a value of $27.00 per share to exercise this option.
(2)	Mr. Neisel exchanged 2,378 of his shares of Company common stock with a value of $24.95 per share to exercise this option.

EXECUTIVE COMPENSATION
Summary Compensation Table

The following table sets forth summary information concerning compensation awarded to, earned by or paid to Randolph F. Williams, LSB Financial’s President and Chief Executive Officer, and Mary Jo David, LSB Financial’s Vice President, Chief Financial Officer and Secretary, for services rendered by each of them in all capacities with the Company and Lafayette Savings. No other executive officer received aggregate compensation, which includes salary and bonus, exceeding $100,000, for services rendered in 2005.

		Annual Compensation			Long-Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($) (1)	Restricted Stock Awards ($)	Securities Underlying Options/ SARs (#)	All Other Compensation ($) (2)

Randolph F. Williams	2005	$186,000	$32,550	—	—	5,250	$4,797
President and Chief	2004	178,500	48,195	—	—	1,050	4,950
Executive Officer	2003	170,000	45,900	—	—	—	6,026

Mary Jo David	2005	$100,000	$5,000	—	—	—	$2,780
Vice President, Chief	2004	95,500	16,617	—	—	1,050	2,685
Financial Officer and Secretary	2003	92,600	15,834	—	—	—	3,300

(1)
The Named Executive Officers received certain perquisites, but the incremental cost of providing such perquisites did not exceed the lesser of $50,000 or 10% of their salary and bonus. For Mr. Williams, such perquisites include the payment of annual Lafayette Country Club dues of $3,400, and the personal use of an automobile valued at $2,190 per year.

(2)	Includes Lafayette Savings’ annual contribution to the Company’s ESOP on behalf of Mr. Williams and Ms. David.

Stock Options

The following table sets forth information related to options granted during fiscal year 2005 to the Named Executive Officers.

Option Grants - Last Fiscal Year
Individual Grants

Name	Options Granted (#)(1)	% of Total Options Granted to Employees in Fiscal Years	Exercise or Base Price ($/share) (2)	Expiration Date	Grant Date Value (3)

Randolph F. Williams	5,250	44.38%	$24.83	02/27/2015	$33,915

(1)
Options to acquire shares of the Company’s common stock. These options become exercisable as to 20% of the shares each year over a five-year period commencing February 28, 2006, subject to earlier vesting under certain circumstances.

(2)
The option exercise price may be paid in cash or in shares of the Company’s common stock or a combination thereof. The option exercise price equaled the market value of a share of the Company’s common stock on the date of grant.

(3)
This column sets forth the present value of the options on the date of grant using the Black-Scholes option pricing model with the following assumptions: dividend yield of 2.45%, risk-free rate of return of 4.41%, expected volatility of .19% and expected life of options of seven years.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table summarizes certain information relating to stock options held by Mr. Williams and Ms. David during the fiscal year ended December 31, 2005 and the value of such options at December 31, 2005. Value realized upon exercise is the difference between the fair market value of the underlying stock on the exercise date and the exercise or base price of the option. The value of an unexercised, in-the-money option at fiscal year-end is the difference between its exercise or base price and the closing price of the underlying stock on December 29, 2005, which was $27.60 per share, as reported on the Nasdaq Stock Market on that date. These values, unlike the amounts set forth in the column “Value Realized,” have not been, and may never be, realized. These options have not been, and may not ever be, exercised. Actual gains, if any, on exercise will depend on the value of LSB Financial common stock on the date of exercise. There can be no assurance that these values will be realized. Unexercisable options are those which have not yet vested.

			Number of Unexercised Options at FY-End (#)		Value of Unexercised In-the-Money Options at FY-End ($)
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Exercisable (#)	Unexercisable (#)	Exercisable ($)	Unexercisable ($)

Randolph F. Williams	—	—	9,041	8,337	$127,843	$49,824
Mary Jo David	7,695 (1)	$142,867	221	882	$888	$3,543

(1)	Ms. David exchanged 2,403 of her shares of Company common stock with a value of $27.00 per share to exercise this option.

Employment Contract

The Company has entered into one-year employment contracts with Mr. Williams and Ms. David(the “Executives”). The contracts extend annually to maintain their one-year term unless notice not to extend is given by the Company within 90 days prior to the anniversary date. The Executives receive their current salary under the contract with the Company subject to increases approved by the Board of Directors, and are eligible to receive bonuses declared by the Board of Directors. The contracts also provide for certain fringe benefits (including a company automobile and country club dues) and participation in benefit plans available to employees of the Company and of Lafayette Savings.

The Executives may terminate their employment upon 90 days’ written notice to the Company. The Company may discharge the Executives for cause (as defined in the contract) at any time. If the Company terminates the Executive’s employment without cause or if the Executive terminates his or her own employment for good reason (as defined in the contract and within 120 days of knowing or having a reasonable basis for knowing of the existence of good reason), other than in connection with a change of control (as defined in the contract), the Executive will receive his or her salary and health insurance benefits for the balance of the contract. If the Executive is terminated without cause or terminates his or her employment for good reason in connection with or within 12 months following a change in control, he or she will be entitled to 299% of the base amount of his or her compensation as determined under § 280G of the Internal Revenue Code of 1986, as amended, payable in a lump sum, plus continued health insurance benefits for the remaining term of his or her contract.

If the payments provided for in the contract, together with any other payments made to the Executives by the Company or Lafayette Savings are deemed to be payments in violation of the “golden parachute” rules of the Code, such payments will be decreased to avoid the imposition of an excise tax as a result of such payments. As of the date hereof, the cash compensation that would be paid under the contract to the Executives if the contracts were terminated without cause or for good reason after a change of control of the Company would be $721,320 for Mr. Williams and $308,243 for Ms. David.

The employment contracts protect confidential business information.

Deferred Compensation Agreement

On September 29, 2005, Lafayette Savings and Mr. Williams entered into a Deferred Compensation Agreement which provides for 10% of the amount of Mr. Williams’s compensation, defined as salary plus bonus paid by Lafayette Savings, or some other percentage (not to exceed 20%) as elected by Mr. Williams, to be withheld from his compensation and credited to an account for the benefit of Mr. Williams established for that purpose, beginning October 1, 2005. Lafayette Savings will credit additional amounts to Mr. Williams’ account at the end of each quarter, beginning with the quarter ending December 31, 2005, as matching contributions with respect to salary only. For the quarter ending December 31, 2005, the matching contributions will be in the amount of twenty cents ($.20) for each one dollar ($1.00) of salary deferred by Mr. Williams, subject to a maximum of 4% of his salary for that quarter. Thereafter, the amount of the matching contributions shall be as determined by Lafayette Savings for the calendar year, and as approved by the Board of Directors of Lafayette Savings before the end of the preceding calendar year.

Lafayette Savings will credit Mr. Williams’ account as provided in the Deferred Compensation Agreement with interest, compounded annually, on the undistributed balance held in his account. The annual rate of interest will be equal to the highest certificate of deposit rates offered by Lafayette Savings during the year preceding the year in which the interest is to be credited. The current deemed interest rate is 4% per year. In lieu of such interest credits, the Board of Directors of Lafayette Savings may elect to invest the amounts credited to Mr. Williams’ account in specific investments in the name of Lafayette Savings, and the actual amounts credited to his account will reflect the actual investment results for those investments rather than the deemed interest under the Deferred Compensation Agreement.

Upon Mr. Williams’s retirement, or upon the earlier of (i) the termination of his employment, as defined in the Deferred Compensation Agreement, or (ii) a change in control of Lafayette Savings, as defined in the Deferred Compensation Agreement, Mr. Williams will receive a cash payment of the balance in his account payable in equal monthly installments over a term of five years. The Deferred Compensation Agreement provides for payment of a lump sum cash amount to Mr. Williams’ designated beneficiary in the event

Mr. Williams dies prior to his retirement from employment at the bank. Interest will continue to accrue on amounts held pending payment.

Amounts payable under the Deferred Compensation Agreement are to be paid solely from the general assets of Lafayette Savings. Mr. Williams does not have any interest in any specific assets of Lafayette Savings under the terms of the Deferred Compensation Agreement. Mr. Williams or Lafayette Savings may terminate the Deferred Compensation Agreement with respect to any calendar year by providing written notice to the other party on or before December 1st of the preceding calendar year.

CERTAIN TRANSACTIONS

Lafayette Savings has followed a policy of granting loans to officers and directors. Loans to directors and executive officers are made in the ordinary course of business and on the same terms and conditions as those of comparable transactions with the general public prevailing at the time, in accordance with our underwriting guidelines, and do not involve more than the normal risk of collectibility or present other unfavorable features.

All loans made by Lafayette Savings to its directors and executive officers are subject to the Office of Thrift Supervision regulations restricting loan and other transactions with affiliated persons of Lafayette Savings. All loans to directors and executive officers were performing in accordance with their terms at December 31, 2005.

SHAREHOLDER PROPOSALS

Any proposal which a shareholder wishes to have presented at the next Annual Meeting of Shareholders must be received by the Company at the main office of the Company for inclusion in the proxy statement no later than 120 days in advance of March 18, 2007. Any such proposal should be sent to the attention of the Secretary of the Company at 101 Main Street, Lafayette, Indiana 47902, and will be subject to the requirements of the proxy rules under the Securities and Exchange Act of 1934 and, as with any shareholder proposal (regardless of whether included in the Company’s proxy materials), the Company’s articles of incorporation, by-laws and Indiana law.

A shareholder proposal being submitted for presentation at the Annual Meeting of Shareholders in 2007 but not for inclusion in the Company’s proxy statement and form of proxy, will normally be considered untimely if it is received by the Company later than 90 days prior to April 19, 2007. If, however, the date of the 2007 Annual Meeting is held more than 20 days or delayed more than 60 days from such date, such proposal will be considered timely if it is received by the Company no later than the 90th day prior to such Annual Meeting or the 10th day following the day on which notice of the date of the Annual Meeting was mailed or public announcement of such date was first made. If the Company receives notice of such proposal after such time, each proxy that the Company receives will confer upon it the discretionary authority to vote on the proposal in the manner the proxies deem appropriate, even though there is no discussion of the proposal in the Company’s proxy statement for the 2007 Annual Meeting.

OTHER MATTERS

The Board of Directors is not aware of any business to come before the annual meeting other than the matters described above in this proxy statement. However, if any other matters should properly come before the meeting, it is intended that holders of the proxies will act in accordance with their best judgment.

LSB
Financial
Corp.

☐	Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

A	Election of Directors

1.	Election of directors, each for a term of three years.
		For All	Withhold All	For All Except
	01 - James A. Andrew	☐	☐	☐
02 - Kenneth P. Burns
03 - Philip W. Kemmer
04 - Randolph F. Williams
(INSTRUCTION: To withhold authority to vote for any individual, write the individual’s name on the space provided below.)

ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BEST JUDGMENT OF THE ABOVE-STATED PROXIES. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE FOUR NOMINEES STATED ABOVE.

B	Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

Please sign exactly as name appears on this card. If there are two or more owners, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)
☐☐/☐☐/☐☐☐☐

Proxy - LSB FINANCIAL CORP.

101 Main Street, Lafayette, Indiana 47901

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Randolph F. Williams and Todd C. Van Sickel, with full powers of substitution, and authorizes them to vote all the shares of LSB Financial Corp. common stock held of record by the undersigned at the close of business on February 24, 2006, at the annual meeting of shareholders to be held on Wednesday, April 19, 2006, at 9:00 a.m. local time, and at all adjournments or postponements thereof, as designated on this proxy.

This proxy may be revoked at any time before it is voted by delivering to the Secretary of LSB Financial Corp. on or before the taking of the vote at the annual meeting, a written notice of revocation bearing a later date than this proxy or a later dated proxy relating to the same shares of LSB Financial Corp. common stock, or by attending the annual meeting and voting in person. Attendance at the annual meeting will not in itself constitute the revocation of a proxy. If this proxy is properly revoked as described above, then the power of such attorneys and proxies shall be deemed terminated and of no further force and effect.

The undersigned acknowledges receipt from LSB Financial Corp. prior to the execution of this proxy, of the Notice of Annual Meeting scheduled to be held on April 19, 2006, an Annual Report to Shareholders for the year ended December 31, 2005, and a proxy statement relating to the business to be addressed at the meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this proxy will be voted FOR each of the proposals set forth herein. Should a director nominee be unable to serve as a director, an event that we do not currently anticipate, the persons named in this proxy reserve the right, in their discretion, to vote for a substitute nominee designated by the Board of Directors.

YOUR VOTE IS IMPORTANT. PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE